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                                                                      EXHIBIT 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)

                                                                            Nine months ended
                                                                           September 30, 2002
                                                                           ------------------

Earnings:
   Income (loss) from continuing operations before income taxes               $     (947.0)
   Add:
      Interest expense - net                                                         828.8
      Rental expense representative of interest factor                                23.3
      Preferred returns and minority interest in income
         of consolidated subsidiaries                                                 60.6
      Interest accrued - 50% owned company                                             3.7
      Equity losses in less than 50% owned companies                                  16.7
      Other                                                                            4.9
                                                                              ------------

         Total earnings (loss) as adjusted plus fixed charges                 $       (9.0)
                                                                              ============

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                     $      828.8
   Capitalized interest                                                               20.0
   Rental expense representative of interest factor                                   23.3
   Pre-tax effect of preferred stock dividend requirements of the Company             22.6
   Pre-tax effect of preferred returns of subsidiaries                                14.7
   Interest accrued - 50% owned company                                                3.7
                                                                              ------------

         Combined fixed charges and preferred stock dividend requirements     $      913.1
                                                                              ============

Ratio of earnings to combined fixed charges and preferred stock dividend
   requirements                                                                         (a)
                                                                              ============

(a) Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $922.1 million for the nine months ended September 30, 2002.